                                                                   EXHIBIT 10.14

              NON-EXCLUSIVE LICENSE AND MATERIAL TRANSFER AGREEMENT

This Non-Exclusive License and Material Transfer Agreement ("Agreement") is entered into with an effective date as of February 5, 2007 (the "Effective Date"), by and between ASTRAZENECA UK LIMITED a company incorporated in England with a registered office at 15 Stanhope Gate, London W1K 1LN ("Company"), and Regeneron Pharmaceuticals, Inc. ("Regeneron"), a New York corporation, with a principal place of business located at 777 Old Saw Mill River Road, Tarrytown, New York 10591-6707.

                                   WITNESSETH

      WHEREAS, Regeneron has developed antibody technology, including genetically modified mice and related know-how, useful to generate human monoclonal antibodies;

      WHEREAS, Regeneron owns certain patents and patent applications covering its human antibody technology;


      WHEREAS, Company desires to obtain certain non-exclusive licenses under Regeneron Technology (as defined below), including the right to commercialize Antibodies (as defined below) generated from the Mice (as defined below), on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, Company and Regeneron agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

      1.1 "Adjusted Annual Fee" shall mean twenty million United States dollars (US$20,000,000) adjusted in accordance with the US CPI to reflect any increase in the US CPI from the month and year of the Transfer Date until the month and year of the most recently reported US CPI available on the fourth anniversary of the Transfer Date.

      1.2 "Affiliate" shall mean, with respect to a Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this Section 1.2, "control" shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of a majority of the directors of such Person or (b) in the case of a Person that is an entity, whether or not he, she or it is a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      1.3 "Antibody" shall mean any antibody, or any derivative, or fragment thereof, including any fusions comprising any such antibody, derivative or fragment, that has been Derived from Mice and/or Mice Materials pursuant to this Agreement and any composition or

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formulation that incorporates or includes any such antibody, derivative, fragment or fusion molecule.

      1.4 "Antibody Materials" shall mean [******************].

      1.5 "Applicable Law" shall mean all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any court, tribunal, arbitrator, agency, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body.

      1.6 "Approved Third Party" shall mean a Third Party approved by Regeneron pursuant to Section 3.6.

      1.7 "Company Know How" shall have the meaning set forth in Section 7.1(c).

      1.8 "Company Patent Rights" shall mean all Patent Rights owned or Controlled by Company and/or its Affiliates, in each case, which claim any composition (or portion thereof) or use of the Antibody, Antibody Materials, Subject Products or Company Know-How.

      1.9 "Company Technology" shall mean Company Patent Rights and Company Know-How.

      1.10 "Control" and cognates thereof shall mean the ability by Regeneron or Company, as the case may be, to grant (whether directly or through its Affiliates) the right to access or use, or to grant a licence or a sublicense to, or the right to disclose or transfer Regeneron Technology (including, without limitation, Mice), Company Technology or other intellectual property right, or Confidential Information, as the case may be, without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.

      1.11 "Derived" and cognates thereof shall mean obtained, developed, acquired, made, invented, discovered, created, synthesized, designed, or otherwise generated or resulting from. For the avoidance of doubt, an antibody or antibody material shall not be deemed Derived from Mice if Company only uses Company Know-How (other than DNA or amino acid sequence information) to derive antibodies from sources other than Mice or Mice Materials.

      1.12 "Diagnostic Subject Product" shall mean each Subject Product approved and sold or offered for sale for diagnostic use.

      1.13 "Exploit" means to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, hold/keep (whether for disposal or otherwise), formulate, optimise, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of a product or process and "Exploitation" shall be construed accordingly.

      1.14 "Launch" shall mean the first commercial sale of any Subject Product by Company or its Affiliate or Licensee to a Third Party in a given country.

                                       2
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      1.15  "Licensee" shall mean any Third Party that licenses, either directly or through a sublicense, a Subject Product from Company or any of its Affiliates. For the avoidance of doubt, the term "Licensee" shall include any Third Party that licenses a Subject Product from a Licensee but shall not include a distributor appointed to distribute, market and sell the Subject Products in a country or region even if that distributor is supplied Subject Products in unpackaged bulk form; provided that such distributor does not make any royalty or other payment to Company or any of its Affiliates or Licensees with respect to the Subject Product or intellectual property rights outside of the amounts included in the calculation of Net Sales.

      1.16 "Mice" shall mean (a) Regeneron's proprietary, genetically modified mice that are described in Exhibit A [***************************], and
(b) Progeny.

      1.17 "Mice Inventions" shall have the meaning set forth in Section 2.4.

      1.18 "Mice Materials" shall mean [***************************], but excluding Antibodies and Antibody Materials.

      1.19 "Net Sales" shall mean the gross amounts invoiced by Company, Company's Affiliates and/or Licensees on sales of Subject Products, less the following items:

            (a) trade, cash and quantity discounts actually allowed and taken directly with respect to such sales;

            (b) tariffs, duties, excises and sales taxes imposed upon and paid directly with respect to such sales (reduced by any refunds of such taxes deducted in the calculation of Net Sales for prior periods and, for the avoidance of doubt, no deduction shall be permitted for income or similar taxes);

            (c) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, trial prescriptions or rebates;

            (d) invoiced amounts that are written off as uncollectible in accordance with Company's accounting policies, as consistently applied over all products of Company, Company's Affiliates and/or Licensees (reduced by any collections of such amounts deducted in the calculation of Net Sales for prior periods); and

            (e) as an allowance for transportation costs, distribution expenses, special packaging and related insurance charges, [*****************************]

The deductions set forth in clauses (a), (b), (c), (d) and (e) above shall be determined in accordance with generally accepted accounting principles, as consistently applied by Company across all of its products. The amounts set forth in clause (b) above shall only be deducted from gross invoiced sales to the extent both (i) invoiced by Company, Company's Affiliates or Licensees separately from sales price amounts for Subject Products and (ii) included in gross invoiced sales.

                                       3
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Transfers of Subject Products among Company and Company's Affiliates and
Licensees for the purpose of subsequent resale to Third Parties shall not be counted for purposes of calculating Net Sales; with respect to such transfers, the gross amounts invoiced in connection with the subsequent resale of such Subject Products by Company or its Affiliates or Licensees to Third Parties shall be included in the calculation of Net Sales.

For purposes of determining Net Sales, the Subject Product(s) shall be deemed to be sold when invoiced and a "sale" shall not include transfers or dispositions made without financial consideration for charitable, promotional, preclinical, clinical, regulatory or governmental purposes.

As used in this paragraph, "Combination Products" means Subject Products that contain an Antibody as an active ingredient together with one or more other active ingredients. With respect to Combination Products, the Net Sales used for the calculation of the royalties under Sections 4 will be adjusted by multiplying actual Net Sales of such Combination Product by the fraction A / (A+B), where A is the standard sales price of the Subject Product, containing the same amount of Antibody as its sole active ingredient as does the Combination Product in question, in the given country, and B is the standard sales price of the ready-for-sale form of a product containing, as its sole active ingredient(s) the same amount of the other therapeutically active ingredient(s) that is contained in the Combination Product in question, in the given country. If, on a country-by-country basis, the therapeutically active ingredient(s) in the Combination Product other than the Subject Product are not sold separately in that country, Net Sales shall be adjusted by multiplying actual Net Sales of such Combination Product by the fraction A / C, where C is the standard sales price of the Combination Product in such country. If, on a country-by-country basis, neither the Subject Product nor the other active ingredient(s) of the Combination Product is sold separately in said country, Net Sales shall be determined between the Parties in good faith.

      1.20 "Party" shall mean Regeneron or Company; "Parties" shall mean Regeneron and Company.

      1.21 "Patent Rights" shall mean all patents and patent applications (including provisional patent applications and any continuations of any such patent applications, claims in continuations-in-part to the extent such claims are entirely supported by the specifications of any such patent applications, and any divisionals, provisionals or substitute applications with respect to any such patent applications), any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent, registration patent, patent of addition, or inventor's certificate based on or directed to the same invention as any such patent, and all patents and patent applications anywhere in the world that at any time, directly or indirectly, claim priority from, support a claim of priority of or contain substantially identical disclosure as any of the foregoing.

      1.22 "Person" shall mean any natural person or any corporation, company, partnership, limited liability company, joint venture, firm or other entity, including without limitation a Party.

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      1.23 "Progeny" shall mean any mice that are produced or developed by breeding or otherwise reproducing Mice.

      1.24 "Regeneron Know-How" shall mean the trade secrets, unpatented technical information, specifications, protocols, and procedures described or referred to in Exhibit A and any unpatented Mice Inventions.

      1.25 "Regeneron Patent Rights" shall mean all Patent Rights owned or Controlled by Regeneron and/or its Affiliates as at the Effective Date and, subject to Section 2.5, during the term of this Agreement, in each case, which claim the Mice, Mice Materials or Mice Inventions or the use of the Mice, Mice Materials or Mice Inventions to make Antibodies in general, including, without limitation, the Patent Rights that are listed in Exhibit B. For the avoidance of doubt, Regeneron Patent Rights shall not include (i) any Patent Rights claiming methods relating to Antibody or Antibody Material generation that are not directly related to the Mice or Mice Materials and (ii) any Patent Rights claiming the use of Mice or Mice Materials to make Antibodies against any specific target.

      1.26 "Regeneron Technology" shall mean the Regeneron Know-How and Regeneron Patent Rights including with respect to any Mice Invention.

      1.27 "Royalty Term" shall have the meaning set forth in Section 4.3.

      1.28 "SEC" shall mean the United States Securities and Exchange
Commission.

      1.29 "Site" shall mean [************************] and any site of a
Company Affiliate or Approved Third Party upon prior written notification of the address of such facility(ies) to Regeneron.

      1.30 "Subject Product" shall mean any product (including, without limitation, any therapeutic or diagnostic for human or veterinary use) that contains as an ingredient or component an Antibody or Antibody Materials.

      1.31 "Therapeutic Subject Products" shall mean all Subject Products except for Diagnostic Subject Products.

      1.32 "Third Party" shall mean any Person other than Regeneron, Company, or their respective Affiliates.

      1.33 "Transfer Date" shall mean the date upon which the first delivery of Mice from Regeneron are received by [*************************] pursuant to Section 3.3.

      1.34 "US CPI" shall mean the Consumer Price Index - Urban Wage
Earners and Clerical Workers, U.S. City Average, All Items, 1982-1984 = 100, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index) or such other index as may be mutually agreed upon by the Parties.

      1.35 "Valid Claim" shall mean either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court

                                       5
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or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise or
(b) a claim of a pending patent application which claim was filed in good faith and which has not been pending for more than seven (7) years and that has not been abandoned or finally rejected without the possibility of appeal or refilling.

                                   ARTICLE II
                                     LICENSE

      2.1 License Grant. Subject to the terms of this Agreement, Regeneron on behalf of itself and its Affiliates hereby grants to Company a non-exclusive, worldwide license under the Regeneron Technology:

            (a) to make Mice at the Site (but not to have Mice made other than by an Approved Third Party) solely by means of breeding Mice with other Mice in accordance with the breeding practices outlined on Exhibit A as supplemented by disclosures made by Regeneron pursuant to Section 3.1 and
      Section 3.2;

            (b) to use Mice at the Site (but not to have Mice used other than by an Approved Third Party) supplied by Regeneron or made by or for Company in accordance with (a) above to Derive Mice Materials for the purpose of making or having made Antibodies and/or Antibody Materials for internal research purposes, including for use in human clinical trials;

            (c) to use Mice Materials at the Site (but not to have Mice Materials used other than by an Approved Third Party) to Derive Antibodies and Antibody Materials; and

            (d) subject to the restrictions and limitations on the use of Mice and Mice Materials included in (a), (b) and (c) above, to Exploit Antibodies, Antibody Materials, and Subject Products, whether itself, through one or more Affiliates or Third Parties or otherwise.

      2.2 No Sublicense. Company shall not sublicense or otherwise transfer its rights (except as specifically provided in Sections 3.6 and 10.1) granted under Regeneron Technology; provided, however, that Company shall have the right to grant sublicenses (a) under the licenses granted pursuant to
Section 2.1 to its Affiliates; provided, further, that Company shall ensure that the terms of each such sublicense are consistent with the terms of this Agreement and that its Affiliates shall not commit any act (including any act or omission) which Company is prohibited from committing directly and (b) under the licenses granted in Section 2.1(d) to any Third Party through multiple tiers of Licensees; provided, further, that the terms of any such sublicense shall be consistent with the terms of this Agreement and that Company shall ensure that each Third Party to whom a sublicense is granted agrees to be bound by the terms of this Agreement as and to the same extent as Company.

      2.3 No Implied Licenses. The grant of the license to Company under Regeneron Technology set forth herein shall not constitute a grant of a license to Company under any Patent Rights or know-how other than the Regeneron Technology.

      2.4 Mice Inventions. Company acknowledges and agrees that (a) the licenses granted to it pursuant to Section 2.1 permit Company (and Affiliates and Approved Third Parties) to use the Mice and Mice Materials solely for the purposes set forth therein, (b) neither Company nor any of its Affiliates shall use the Mice or Mice Materials other than for the purposes set forth in Section 2.1, (c) Company has no right to use and shall not use the Mice or Mice Materials to discover, develop or otherwise make improvements that directly relate to the Mice or Mice Materials ("Mice Inventions") under such grants except for inventions made in the ordinary course of using the Mice and Mice Materials for the purpose of making (or having made) and using Antibodies and Antibody Materials under the grants in Sections 2.1(a) through (d). For the avoidance of doubt, Regeneron acknowledges that Mice Inventions shall not include Antibodies or Antibody Materials and general methods relating to the generation of antibodies or antibody materials. Without limiting any of Regeneron's right sunder this Agreement or otherwise, should Company make any Mice Inventions, Company shall promptly disclose to Regeneron, in writing, any such Mice Inventions and shall, and hereby does, assign, for itself and on behalf of its Affiliates, to Regeneron all right, title, and interest it or they have in Mice Inventions without additional compensation. Company agrees, for itself and on behalf of its Affiliates, to execute any and all further instruments, forms of assignments and other documents, and to take such further actions as Regeneron may request, in order to transfer all of Company's (and/or its Affiliates) rights in the Mice Inventions. Without limiting the foregoing, Regeneron shall have the right to prepare, file and prosecute, in Regeneron's name as assignee, patent applications on all Mice Inventions.

      2.5 New Regeneron Patent Rights.

If Regeneron acquires rights to additional intellectual property from a Third Party required by Company for its use of the Mice or Regeneron Technology under this Agreement that requires no payments to such Third Party and that permits Regeneron to include such intellectual property in the scope of the license grants in Section 2.1 of this Agreement, such intellectual property shall be included in this Agreement at no additional charge to Company. In the event that Regeneron acquires rights to such additional intellectual property from a Third Party relating to the Mice or Regeneron Technology pursuant to an agreement that requires payments to such Third Party and that permits Regeneron to include such intellectual property in the scope of the license grants in Section 2.1 of this Agreement, Regeneron and Company shall negotiate in good faith the terms under which such intellectual property shall be included in this Agreement, including without limitation, additional payments to be made by Company for the right to use such intellectual property. Such additional payments (including, without limitation, pass through royalties) shall not exceed the payments required to be made by Regeneron to such Third Party in consideration for Controlling and sublicensing the intellectual property rights. In the event Regeneron and Company are unable to agree on such terms, then the subject matter of such intellectual property shall not be included within the definition of Regeneron Technology, and Company shall have no license or rights with respect to such intellectual property.

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                                   ARTICLE III
                      MATERIAL TRANSFER; OWNERSHIP OF MICE

      3.1 Technology Transfer. Subject to Section 3.5, Regeneron shall transfer to Company the materials, including Regeneron Know-How and Mice, set forth on Exhibit A. Subject to Section 8.1, all such Regeneron Know-How and Mice listed in Exhibit A shall be considered Confidential Information. Other than the grant of license in Section 2.1, Regeneron retains all right, title and interest in and to the Regeneron Technology, Mice, and Mice Materials described in Exhibit A. Except as set forth in this Article III, Regeneron shall not have any obligation to provide to Company any trade secrets, know-how, information, specifications, protocols or procedures.

      3.2 Transition Support. The Parties agree to work diligently and in good faith to complete the transfers set forth in Section 3.1 from Regeneron to Company as soon as reasonably practicable. Regeneron, at its sole cost and expense, shall provide reasonable telephonic assistance to Company to help identify and solve issues relating to unsuccessful breeding of Mice (including [*************************]). At Company's request and expense, upon reasonable prior notice and at mutually convenient dates, Regeneron personnel shall [************************] to help identify and solve issues relating to unsuccessful breeding of Mice.

      3.3 Delivery Terms and Conditions. Regeneron shall be responsible for (a) making arrangements for all Mice identified in Exhibit A to be shipped from Regeneron to Company or any Approved Third Party; Regeneron shall take reasonable steps to ensure that all Mice shall be free of any pathogen prior to shipment; (b) the proper packaging of Mice, such packaging to comply with Applicable Law and Regeneron's veterinary handling procedures and protocols; and
(c) shipment of all such Mice. All Mice identified in Exhibit A will be shipped [*****] to such Sites as Company may designate from time to time (Incoterms
2000). The Mice to be shipped promptly following the Effective Date pursuant to
Section 1.33 shall be sent [*****************************]. Company shall provide Regeneron with prompt written notice of the date that is the Transfer Date. Company shall be responsible for (y) paying all shipment and delivery charges and import or export duties in connection therewith and (z) complying with all customs regulations and obtaining any and all permits, forms or permissions that may be required for Company to accept shipment of such Mice from Regeneron.

      3.4 Failure to Produce Progeny. Company shall be responsible for establishing a colony of Mice at the Sites.
[*******************************************].

      3.5 Ownership of Mice; Assignment. Company agrees, for itself and on behalf of its Affiliates, that Regeneron retains all right, title and interest in the Mice and Mice Materials. Without limiting the foregoing, Company hereby assigns, for itself and on behalf of its Affiliates, to Regeneron any right, title and interest it or they may have in Progeny and Mice Materials. Company agrees, for itself and on behalf of its Affiliates, to execute any and all further instruments, forms of assignments and other documents, and to take such further actions as Regeneron may reasonably request at Regeneron's cost, in order to transfer all of Company's (and/or its Affiliates) rights, if any, in Mice (including, without limitation, Progeny) and Mice

                                       8
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Materials to Regeneron and on such transfer any such rights shall be included in
Regeneron Technology and subject to the licenses granted pursuant to Section
2.1. During the term of this Agreement, it is agreed that Company and its Affiliates and Approved Third Parties may use Mice (including, without limitation, Progeny) and Mice Materials only in the manner contemplated by
Section 2.1.

      3.6 Approved Third Party. Company may use Approved Third Party service providers (a) to have Mice made solely by means of breeding Mice with other Mice in accordance with the terms of the license grant in Section 2.1(a); and (b) to have Mice or Mice Materials made or used in accordance with the license grants in Sections 2.1(b) and 2.1(c), in each case, under the following conditions: (i) Regeneron shall within thirty (30) days of receiving written notice from the Company of the identity of the relevant Third Party and such other information as Regeneron may reasonably require to assess such appointment have notified Company in writing whether such Third Party is approved or not (such approval not to be unreasonably withheld or delayed); and (ii) such Third Party service provider shall have entered into a separate writing with Regeneron substantially in the form annexed hereto as Exhibit C. Company shall remain responsible for the performance of its Approved Third Party with the obligations of Company under this Agreement and shall ensure that any such Approved Third Party does not commit any act (including any act of omission) which Company is prohibited from committing directly and commits such acts as Company is obligated to hereunder.

                                   ARTICLE IV
                              PAYMENTS AND RECORDS

      4.1 Up-Front Fee/Annual Fees. Company shall pay Regeneron a non-refundable amount of twenty million United States dollars (US$20,000,000) within seven (7) days of the execution of this Agreement. In addition, Company shall pay Regeneron a non-refundable amount of twenty million United States dollars (US$20,000,000) on each of the first, second, and third anniversaries of the Transfer Date. Company shall pay to Regeneron the Adjusted Annual Fee on each of the fourth and fifth, anniversaries of the Transfer Date unless this Agreement shall have been terminated prior to the fourth anniversary of the Transfer Date in accordance with Section 9.2. All payments to be made pursuant to this Section 4.1 shall be made by bank wire transfer in immediately available funds to an account designated by Regeneron.

      4.2 Royalties. Subject to Section 4.3, Company shall pay royalties to Regeneron on aggregate worldwide Net Sales of all Subject Products sold during the Royalty Term.
[*********************************************************]. Payments due under this section shall be due in each calendar quarter in arrears, and shall be paid no later than sixty (60) days after the last business day of each such calendar quarter. An example of an annual royalty calculation [**********] is set forth on Schedule 4.2 for purposes of illustration.

      4.3 Royalty Term. The royalties payable under Section 4.2 shall be paid to Regeneron for the period of time, as determined on a Subject Product by Subject Product and country-by-country basis, commencing on the Effective Date and ending on the later of (a) [*************] after the Launch of a given Subject Product in a given country and (b) the expiration of the last Valid Claim of Royalty Bearing Company Patent Rights claiming or covering such Subject Product in such country (the "Royalty Term"). For the avoidance of doubt, the Royalty Term may extend beyond the term of this Agreement. As used above, the term "Royalty Bearing Company Patent Rights" shall mean with respect to an Antibody either (i) all issued patents in a country owned or Controlled by Company and/or its Affiliates, in each case, which claim the composition of such Antibody, [******************] or (ii) if a patent described in (i) above never issues in a country, then the first issued patent in such country that is owned or Controlled by Company and/or its Affiliate claiming [********************] or any use of such an Antibody [**********].

      4.4 Reports. Company shall keep and maintain, and shall cause its Affiliates and Licensees to keep and maintain, records and books of account, in accordance with generally accepted accounting practices, detailing full written accountings of Net Sales of Subject Products subject to royalty obligations to Regeneron, and all other information necessary for the accurate determination of royalty payments (including, without limitation, currency conversion rate methodologies). Company shall deliver to Regeneron each calendar quarter commencing upon the first calendar quarter following the first sale of a Subject Product, a report detailing the information on which the royalty payments were calculated, including a breakdown of Net Sales of each Subject Product on a country-by-country basis, which report shall accompany the royalty due under
Section 4.2. Furthermore, for each Subject Product, Company shall notify Regeneron in writing promptly following (a) the date on which Company first files an IND (or its non-US equivalent) for a Subject Product, and (b) each receipt, on a country-by-country basis, by Company (or by any of its Affiliates or Licensees) of regulatory approval to market and sell Subject Products.

      4.5 Records and Audits.

            (a) Company shall keep, and shall cause its Affiliates and Licensees to keep, complete and accurate records of the latest three (3) years relating to gross sales, Net Sales, and all information reasonably relevant under Sections 4.2 and 4.3. For the sole purpose of verifying amounts payable to Regeneron, Regeneron shall have the right, no more than once each calendar year, to review such records, through independent certified public accountants proposed by Regeneron and reasonably acceptable to Company (such consent not to be unreasonably withheld or delayed), upon fifteen (15) days' prior written notice. The accounting firm shall disclose to Regeneron and Company only whether the royalty reports are correct and details concerning any discrepancies, but no other information shall be disclosed to Regeneron.

            (b) If any review pursuant to Section 4.5(a) reflects an underpayment to Regeneron, such underpayment shall be promptly remitted to Regeneron, together with interest calculated in the manner provided in
      Section 4.8. If the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due for any calendar quarter, Regeneron shall be entitled to have Company pay all of the reasonable costs of such review otherwise such costs will be paid by Regeneron. If the review reflects an overpayment by Company, then, at Company's option, such overpayment shall either be

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

promptly refunded to Company by Regeneron or creditable against amounts payable by Company in subsequent payment periods.

      4.6 United States Dollars (or U.S. dollars). All dollar ($) amounts specified in this Agreement are United States (U.S.) dollar amounts.

      4.7 Currency Exchange. With respect to sales of Subject Products invoiced in a currency other than U.S. dollars and other amounts received by Company, Company's Affiliates and/or Licensees in a currency other than U.S. dollars, such amounts shall be expressed in their local currency and in their U.S. dollar equivalents calculated using the exchange rate conversion methodology then in consistent use by Company throughout its business in accordance with generally accepted accounting principles and used in its preparation of the financial statements filed with the SEC (or similar regulatory agency in another country if no financial statements are filed with the SEC).

      4.8 Late Payments. Company shall pay interest to Regeneron on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of
(a) [**********] above LIBOR; or (b) the highest rate permitted by Applicable Law, calculated on the number of days such payments are received by Regeneron after the date such payments are due. In addition, Company shall reimburse Regeneron for all costs and expenses, including without limitation reasonable attorney fees and legal expenses, incurred in the collection of late payments. For the purposes of this Agreement, LIBOR shall mean the London Interbank Offered Rate as calculated by the British Bankers' Association or, if LIBOR ceases to be available, the base rate of a London bank selected by Regeneron.

      4.9 No Set Off. Except as set forth in Section 4.10, (a) Company shall not set off any obligation of Regeneron against or otherwise withhold from, any amount payable by Company to Regeneron hereunder without Regeneron's prior written consent and (b) there shall be no deduction or withholding from the amounts payable hereunder.

      4.10 Taxes.

            (a) General. The royalties and other amounts payable by Company to Regeneron pursuant to this Agreement ("Payments") shall not be reduced on account of any taxes unless required by Applicable Law. Regeneron alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Company) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Company shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Regeneron is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Company or the appropriate governmental authority (with the assistance of Company to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Company of its obligation to withhold tax, and Company shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Company has received evidence, in a form satisfactory to Company, of Regeneron's delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Company withholds any amount, it shall pay to Regeneron the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to Regeneron proof of such payment within sixty (60) days following that payment.

      (b) Indirect Taxes. Notwithstanding anything contained in Section 4.10(a), this Section 4.10(b) shall apply with respect to value added taxes, sales taxes, consumption taxes and other similar taxes ("Indirect Taxes"). All Payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, Company shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by Regeneron in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate.

      (c) Changes Following Assignment. If following an assignment of this Agreement under Section 10.1 the treatment of any Payments or Indirect Taxes for either Party is affected by the assignment, then the Parties shall use their best efforts to promptly negotiate a provision in replacement of the affected sections of this Agreement that is consistent with and achieves as nearly as possible the original treatment of such Payments and Indirect Taxes immediately prior to any such assignment.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES; COVENANTS

      5.1 Representations and Warranties of Company. Company represents and warrants as follows:

            (a) Company is validly incorporated under the laws of England and Wales;

            (b) Company has the corporate and legal right, authority and power to enter into this Agreement and to perform its obligations hereunder;

            (c) Company has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

            (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

            (e) the performance of Company's obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party.

      5.2 Representations and Warranties of Regeneron. Regeneron represents and warrants to Company that, subject to the terms of Schedule 5.2,

            (a) Regeneron is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, United States of America;

            (b) Regeneron has the corporate and legal right, authority and power to enter into this Agreement and to perform its obligations hereunder;

            (c) Regeneron has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

            (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Regeneron, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

            (e) the performance of Regeneron's obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

            (f) Regeneron has the right to grant the licenses granted to Company on the terms set forth herein;

            (g) as of the Effective Date and with no further duty to update (except pursuant to Section 7.3), (i) there is no pending litigation that alleges that any of Regeneron's activities directly relating to the Regeneron Technology, Mice, or Mice Materials have violated, or would violate, any of the intellectual property rights of any Third Party (nor has it received any written communication threatening such litigation); and (ii) to its knowledge, no litigation has been otherwise threatened which alleges that any of its activities directly relating to the Regeneron Technology, Mice, or Mice Materials have violated or would violate, any of the intellectual property rights of any Third Party;

            (h) Regeneron has disclosed or made available to Company all the Regeneron Technology needed for Company to make and use "VelocImmune 2" Mice pursuant to Section 2.1 (a) and (b) of this Agreement;

            (i) to its knowledge, Company's use of the Mice and other
      Regeneron Technology generally hereunder (but not with respect to a specific Antibody or antigen or any methods relating to Antibody or Antibody Material generation) will not infringe or otherwise violate any Patent Rights or other intellectual property or proprietary right of any Third Party claiming genetically modified mice or the use thereof to make antibodies;

            (j) to its knowledge, the issued patents included in the Regeneron Technology existing at the Effective Date are not invalid or unenforceable in whole or part;

            (k) to its knowledge, the development or reproduction of the Mice or the conception, development and reduction to practice of the Regeneron Technology existing as of the Effective Date has not constituted or involved the misappropriation of trade secrets or other rights of any Person; and

            (l) to its knowledge, the Know-How listed or referred to in Exhibit A is sufficient to establish a colony of Mice.

      For purposes hereof, "to its knowledge" shall mean actual knowledge with no duty of inquiry or investigation

      5.3 Disclaimer of Warranty. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REGENERON TECHNOLOGY AND MICE ARE PROVIDED TO COMPANY (a) "AS IS" AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE AND (b) WITHOUT ANY REPRESENTATION OR WARRANTY THAT THE USE OF REGENERON TECHNOLOGY OR MICE WILL NOT INFRINGE ANY THIRD PARTY'S PATENT OR OTHER RIGHT.

      5.4 Covenants. Company agrees, for itself and on behalf of its Affiliates, that it and they:

            (a) will abide by all industry accepted guidelines applicable to the use, handling and disposal of genetically modified animals and comply in all material respects with all Applicable Laws which relate to the use of the Mice and Mice Materials, ;

            (b) will use diligent efforts to ensure that the Mice do not come into contact with any mice other than Mice; and in particular will not intentionally or recklessly breed Mice with any mice other than Mice,

            (c) will use the Mice and Mice Materials solely for internal purposes and will not for the direct or indirect benefit of any Third Party make using the Mice or Mice Materials any Antibodies or Antibody Materials for such Third Party;

            (d) will not make any heritable genetic modifications to the Mice;

            (e) will not Derive embryonic or other stem cells from the Mice or other Mice Material that could be used to make Mice;

            (f) will not use Mice or Mice Materials to directly manufacture or produce Subject Products for sale. For the avoidance of doubt, Regeneron acknowledges that

Company may (i) isolate cDNA from Mice which code for a given antibody (the "Isolated Mice Sequences"), (ii) modify DNA sequences of cell lines derived from sources other than the Mice and mice to incorporate the Isolated Mice Sequence or modifications thereof, and (iii) manufacture Subject Products for sale using such modified cell lines or using other Antibody Materials and such use shall not constitute a breach of Section 5.4(f);

            (g) will not use Mice Materials to create Mice, mice or any transgenic animals; and

            (h) will ensure that all Mice (including Progeny) and Mice Material supplied to it or Derived under this Agreement remain in the possession of Company, its Affiliates or Approved Third Parties.

                                   ARTICLE VI
                                 INDEMNIFICATION

      6.1 Indemnification by Company. Company agrees to indemnify and hold harmless Regeneron and Regeneron's Affiliates and their respective shareholders, directors, officers, employees and agents ("Regeneron Indemnitees") from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (a) any breach by Company or any of its Affiliates of any of its representations, warranties or obligations pursuant to this Agreement, (b) any product liability, personal injury, property damage or other damage resulting from the testing, manufacture, use, offer for sale, sale or importation of Antibodies, Antibody Materials, or Subject Products, or (c) infringement or misappropriation of any patent or other intellectual property rights of any Third Party (other than Third Party patents specifically covering Regeneron Technology, such patents being referred to as "Regeneron Technology Blocking Patents") resulting from the manufacture, use, offer for sale, sale or importation of Antibodies, Antibody Materials, or Subject Products, by Company or Company's Affiliates, Licensees or contract manufacturers, provided, however, that Company shall not be obligated to indemnify or hold harmless Regeneron Indemnitees from any such liabilities, losses, costs, damages, fees or expenses to the extent that (i) such liabilities, losses, costs, damages, fees or expenses have resulted from the grossly negligent (or more culpable) act or omission of a Regeneron Indemnitee or (ii) Regeneron has an obligation to indemnify any Company Indemnitee pursuant to Section 6.2 in respect of such liabilities, losses, costs, damages, fees or expenses.

      6.2 Indemnification by Regeneron. Regeneron agrees to indemnify and hold harmless Company and Company's Affiliates and their respective shareholders, directors, officers, employees and agents ("Company Indemnitees") from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to any breach by Regeneron of any of its representations, warranties or obligations pursuant to this Agreement, provided, however, that Regeneron shall not be obligated to indemnify or hold harmless Company Indemnitees from any such liabilities, losses, costs, damages, fees or expenses to the extent that such liabilities, losses, costs, damages, fees or expenses have resulted from the grossly negligent (or more culpable) act or omission of a Company Indemnitee.

      6.3 Claims for Indemnification. A Person entitled to indemnification under this Article VI (an "Indemnified Party") shall give prompt written notification to the Person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 6.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within fourteen (14) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party's indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable and verifiable costs, including attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable and verifiable fees and expenses of counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

                                   ARTICLE VII
              INTELLECTUAL PROPERTY PROTECTION AND RELATED MATTERS

      7.1 Ownership of Intellectual Property.

            (a) Subject to the licence grants to Company under Section 2.1 and the ownership and assignment provisions in Section 2.4 and Section 3.5, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all information, improvements and inventions that are conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership, by or on behalf of such Party (or its Affiliates or its licensees (excluding, in the case of Regeneron, Company, its Affiliates and Licencees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patent Rights and intellectual property rights with respect thereto. Determination of authorship, inventorship or ownership shall be made in accordance with applicable United States law.

            (b) Except as specifically set forth herein, Regeneron and Regeneron's Affiliates shall retain all right, title and interest in and to all Regeneron Technology.

            (c) Company and Company's Affiliates shall retain all right, title and interest in and to (i) all Antibodies, Antibody Materials and Subject Products and (ii) subject to Section 2.4 and Section 3.5, all results, technical information, inventions, materials and data, and any intellectual property rights therein, or otherwise resulting from Company's or Company's Affiliates use of (i) the Mice and Mice Materials in accordance with this Agreement, (ii) Antibodies, (iii) Antibody Materials and (iv) Subject Products ("Company Know-How").

      7.2 Prosecution of Patent Rights.

            (a) Regeneron shall have the right and option (but not the obligation) to file and prosecute any patent applications and to maintain any patents within the Regeneron Patent Rights in Regeneron's name, and to control any interferences, reissue proceedings and re-examinations relating thereto.

            (b) Company shall have the right and option (but not the obligation) to file and prosecute any patent applications and to maintain any patents within the Company Patent Rights in Company's name, and to control any interferences, reissue proceedings and re-examinations relating thereto.

      7.3 Infringement. Company shall promptly report in writing to Regeneron during the term of this Agreement any (a) known or suspected infringement of any of the Regeneron Patent Rights, or (b) unauthorized use of any of the Regeneron Know-How of which the Company becomes aware. In the event that either Party or any of its Affiliates shall receive written notice from a Third Party claiming that the Mice or Regeneron Technology infringes or otherwise violates the intellectual property rights of such Third Party, then such Party shall promptly notify the other Party in writing of this notice of infringement. Regeneron shall promptly report to Company the initiation of any formal legal proceedings during the term of this Agreement claiming the infringement of or unauthorized use of any Regeneron Patent Rights or Regeneron Know-How.

      7.4 Enforcement. Regeneron shall have the sole right to initiate a suit or take other appropriate action that it believes is reasonably required to protect Regeneron Patent Rights from any known or suspected infringement or to prevent the unauthorised use or disclosure of Regeneron Know-How ____ Company shall have the sole right to initiate a suit or take other appropriate action that it believes is reasonably required to protect Company Patent Rights from any known or suspected infringement or to prevent the unauthorised use or disclosure of any Company Know-How.

      7.5 Defence. In the event that a Third Party asserts, as a defence or as a counterclaim in any infringement action under Section 7.4 or in a declaratory judgment action or similar action or claim filed by such Third Party, that Regeneron Patent Rights or Company Patent Rights are invalid or unenforceable Regeneron, with respect to any Regeneron Patent Rights, and Company, with respect to any Company Patent Rights, shall have the sole right, but not the obligation, through counsel of its choosing, to respond to such defence or defend against such counterclaim, action or claim (as applicable), including the right to settle or otherwise compromise such claim.

      7.6 Third Party Litigation. Notwithstanding Section 7.4 or Section 7.5, in the event of any actual or threatened suit against Company, or its Affiliates, Licensees, distributors or customers alleging that the use of Regeneron Technology, the Mice, Mice Materials, Antibodies or Antibody Materials or the Exploitation of Subject Products by or on behalf of Company under this Agreement infringes the Patent Rights or other intellectual property rights of any Person (an "Infringement Suit"), Company shall be solely responsible for assuming direction and control of the defence of claims arising therefrom (including the right to settle such claims at its sole discretion), unless Company is seeking indemnification under the terms of Section 6.2.

      7.7 Co-operation. Each Party shall provide to the other all reasonable assistance requested by other Party (and at the other Party's reasonable expense) in connection with any action claim or suit under this
Article VII, including allowing access to the other Party's files and documents and to such other Party's personnel who may have possession of relevant information.

      7.8 Recoveries.

            (a) With respect to any suit or action to protect Regeneron Technology brought or taken by Regeneron, Regeneron shall retain one hundred percent (100%) of any recovery obtained by it as a result of any suit or action to protect Regeneron Technology.

            (b) With respect to any suit or action to protect Company
      Technology brought or undertaken by Company, Company shall retain one hundred percent (100%) of any recovery obtained by it as a result of or in connection with any such suit or action to protect Company Technology; provided that any recovery for lost sales of Subject Products shall be subject to the royalty obligations in Section 4.2.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

      8.1 Definition of Confidential Information. Subject to the last sentence in this Section 8.1, Confidential Information includes all information, data and know-how disclosed by either Party or its Affiliates (the "Receiving Party") to the other Party or its Affiliates (the "Receiving Party") hereunder, whether orally or as embodied in tangible materials, including research, inventions, discoveries, writings, drawings, graphs, charts, photographs, recordings, designs, plans, processes, models, technical information, facilities, methods, assays, data, chemical formulas, compositions, compounds, instrumentation, trade secrets, copyrights, systems, patents, patent applications, procedures, manuals, specifications, prototypes, samples, structures, models, any other intellectual property, and confidential reports. Notwithstanding the foregoing, Confidential Information shall not include information which the Receiving Party can demonstrate is:

            (a) already in the possession of the Receiving Party, without obligation of confidentiality, at or before the time of disclosure hereunder as shown by the Receiving Party's files existing at the time of disclosure; or

            (b) now or hereafter becomes publicly known through no wrongful act of the Receiving Party (provided that if Confidential information becomes publicly known this shall not excuse a prior disclosure by the Receiving Party); or

            (c) lawfully received by the Receiving Party from a Third
      Party not under an obligation of confidence to the Disclosing Party; or

            (d) developed by the Receiving Party independent of the Confidential Information received hereunder; or

            (e) approved for release by written authorization of the Disclosing Party.

      Specific aspects or details of Confidential Information will not be deemed to be within the public knowledge or in the prior possession of a Person merely because such aspects or details of the Confidential Information are embraced by general disclosures in the public domain. In addition, any combination of Confidential Information will not be considered in the public knowledge or in the prior possession of either Person merely because individual elements thereof are in the public domain or in the prior possession of a Person unless (i) the combination and its principles are in the public knowledge or in the prior possession of that Person and (ii) the combination is documented, in a single contemporaneous document, as in the public knowledge or in the prior possession of a Person.

      Notwithstanding anything to the contrary in this Section 8.1, Company's Confidential Information shall be limited to (i) information in the reports delivered to Company in accordance with Section 4.4, (ii) information discovered during any site visit or audit conducted pursuant to Section 4.5, and (iii) information disclosed by prior mutual agreement specifically certified by Company as being confidential prior to its disclosure. All other information, data or know-how disclosed by Company or its Affiliates hereunder shall be non-confidential and shall not be subject to the confidentiality obligations and restrictions on use in this Article VIII.

      8.2 Confidentiality and Non-Use Obligations. Each Party agrees, subject to Section 8.4, that it will hold in strict confidence and not disclose, disseminate or distribute to any Third Party Confidential Information received from the Disclosing Party and use such Confidential Information for no purpose other than those contemplated by this Agreement. Each Party agrees that access to Confidential Information will be limited to their employees, agents or other authorized representatives who: (a) need to know such Confidential Information in connection with their work and (b) have signed agreements obligating them to maintain the confidentiality of the Confidential Information, provided that each Party shall remain responsible for any failure by its Affiliates and its Affiliates' respective employees, consultants, advisors, to treat such information and materials as Confidential Information. Each Party further agrees to inform such employees, agents or authorized representatives of the confidential nature of Confidential Information received from the Disclosing Party and agrees to take all necessary steps to ensure that the terms of this Agreement are not violated by them.

      8.3 Loss of Confidential Information. Each Party shall maintain reasonable procedures to prevent accidental or other loss of any Confidential Information received from the Disclosing Party and shall exert at least the same degree of care as it uses to protect its own Confidential Information. Each Party shall immediately notify the other in the event of any actual or suspected loss or unauthorized disclosure of that Party's Confidential Information. Each Party will take all reasonable further steps requested by the other Party to prevent, control or remedy such violation.

      8.4 Permitted Disclosure. Each Party may disclose Confidential Information to the extent that such disclosure is:

            (a) made in response to a valid order of a court of competent jurisdiction or other competent authority; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order;

            (b) otherwise required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body; provided, however, that the Receiving Party shall (i) provide the Disclosing Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (ii) if requested by the Disclosing Party, seek confidential treatment with respect to any such disclosure to the extent available, and (iii) consider in good faith the comments of the Disclosing Party in any such disclosure or request for confidential treatment; or

            (c) made by Company, its Affiliates or Licensees to a regulatory authority in connection with any filing, application or request for any approval, license, registration or authorization relating to a Subject Product; provided, however, that Company will (i) provide Regeneron with reasonable advance notice of and an opportunity to comment on any such required disclosure, (ii) seek confidential treatment with respect to any such disclosure to the extent available, and (iii) consider in good faith the comments of Regeneron in any such disclosure or request for confidential treatment;

      8.5 Return of Confidential Information. Confidential Information disclosed by the Disclosing Party, including permitted copies, shall remain the property of the Disclosing Party. Subject to Section 8.6, upon termination or expiration of this Agreement, or upon written request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or, at the Disclosing Party's request, destroy, all documents or other tangible materials representing the Disclosing Party's Confidential Information (or any designated portion thereof); provided that one (1) copy may be maintained in the confidential files of the Receiving Party for the purpose of complying with the terms of this Agreement. An officer of the Receiving Party also shall certify in writing that it has satisfied its obligations under this
Section 8.5 within ten (10) days of a written request by the Disclosing Party.

      8.6 Retention of Confidential Information by Company. Section 8.5 shall not apply to Regeneron Confidential Information during the term of this Agreement or on the expiry or termination of this Agreement if and to the extent that Company's rights under the Regeneron Technology survive such termination or expiry pursuant to Section 9.4(a).

      8.7 Publicity. During the term of this Agreement, the content of any press release or public disclosure relating to this Agreement shall be mutually agreed by the Parties, which agreement shall not be unreasonably withheld, delayed or conditioned, except that a Party may, without the other Party's agreement, (a) issue such press release or make such public disclosure if the contents of such press release or public disclosure have previously been made public other than through a breach of this Agreement by the issuing Party or (b) subject to Section 8.4(c) issue such press release or make such public disclosure if such press release or public disclosure is required by Applicable Law, regulation or legal process, including without limitation by the rules or regulations of the SEC (or similar regulatory agency in a country other than the United States) or of any stock exchange or other securities trading institution. It is the intent of the Parties to issue one press release announcing the execution of this Agreement. In any press releases issued by Company regarding the discovery, development or approval of a Subject Product, Antibody or Antibody Materials, Company shall include a statement regarding the role of Regeneron Technology and Mice, which statement shall be reasonably acceptable to Regeneron. The Parties shall issue a joint press release on the Effective Date with respect to the execution of this Agreement in the form annexed hereto as Exhibit D.

      8.8 Disclosure of Provisions of Agreement.

            (a) Subject to Section 8.7 and 8.8(b), each Party agrees to hold as confidential the terms of this Agreement that have not been disclosed publicly except that (i) each Party shall have the right to disclose such terms to investors, potential investors, lenders, potential lenders, acquirers, potential acquirers, investment bankers and other Third Parties in connection with financing and acquisition activities, provided that any such Third Party has entered into a written obligation with the disclosing Party to treat such information and materials as confidential which is at least as stringent as the conditions imposed by this Agreement and (ii) each Party shall have the right to disclose such terms as required by applicable law, regulation or legal process, including without limitation by the rules or regulations of the SEC (or similar regulatory agency in a country other than the United States) or of any stock exchange or other securities trading institution.

            (b) In the event that this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party with the SEC or similar regulatory agency in a country other than the United States or any stock exchange or other securities trading institution, such Party shall consider in good faith any requests for confidential treatment as may be reasonably requested by the other Party.

      8.9 Approvals. Each party shall submit any press release or any disclosure requiring the other Party's approval pursuant to this Article VIII to the other Party, and the Party receiving such request shall have three (3) business days to review and approve any such press release or disclosure, which approval shall not be unreasonably withheld. If the Party receiving such request does not respond in writing within such three (3) business day period, the press release or disclosure shall be deemed approved. In addition, if a public disclosure is required by law, rule or regulation, including without limitation in a filing with the Securities and Exchange Commission, other than a filing on Form 10K or Form 10Q, the disclosing party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the no disclosing party's prior review and comment, which comments shall be considered in good faith by the disclosing party.

      8.10 Term. All obligations of confidentiality imposed under this Article VIII shall only survive the expiration or early termination of this Agreement for a period of seven years (7) years.

                                   ARTICLE IX
                              TERM AND TERMINATION

      9.1 Term. The term of this Agreement shall commence on the Effective Date and shall expire on the sixth anniversary of the Transfer Date unless earlier terminated under the terms of this Agreement. For the avoidance of doubt, Company shall have the right but not the obligation to terminate this Agreement without cause upon written notice prior to the fourth anniversary of the Transfer Date in accordance with Section 9.2(a).

      9.2 Termination.

      (a) Convenience. Company may elect to terminate this Agreement at any time by providing ninety (90) days' prior written notice to Regeneron. If such notice is sent with an effective date of termination prior to the fourth anniversary of the Transfer Date, such notice shall be accompanied (or preceded) by the payment of all sums which were not previously paid and which have become or would have become due and payable pursuant to the first or second sentence of
Section 4.1 but for the termination under this Section 9.2(a). For example, if the Transfer Date is January 30, 2007 and Company pays to Regeneron twenty million United States dollars (US$20,000,000) on January 30, 2007 and on July 15, 2007 delivers a notice of termination with an effective date of termination on October 15, 2007, Company would be obligated to pay to Regeneron on July 15, 2007 sixty million United States dollars (US$60,000,000) representing twenty million United States dollars (US$20,000,000) that would have otherwise been payable on January 30, 2008, plus twenty million United States dollars (US$20,000,000) that would otherwise have been payable on January 30, 2009, plus twenty million United States dollars (US$20,000,000) that would have otherwise been payable on January 30, 2010. However, for example, if the Transfer Date is January 30, 2007 and Company has paid all amounts previously due and payable under Section 4.1 and on July 15, 2010 delivers a notice of termination with an effective date of termination on October 15, 2010, Company would not be obligated to pay to Regeneron any further sums pursuant to Section 4.1. If such notice of termination under this Section 9.2(a) is sent with an effective termination date on or after the fourth anniversary of the Transfer Date, such notice shall be accompanied (or preceded) by the payment of all sums which were not previously paid and which have become or would have become due and payable pursuant to the first, second, or third sentence of Section 4.1 but for the termination under this Section 9.2(a). For example, if the Transfer Date is January 30, 2007 (and Company has paid all amounts previously due and payable under Section 4.1) and on March 20, 2011 Company delivers a notice of termination with an effective date of termination on June 20, 2011, Company would be obligated to pay Regeneron on March 20, 2011 twenty million United States dollars (US$20,000,000), as adjusted to reflect the Adjusted Annual Fee pursuant to the terms of the third sentence of Section 4.1, representing the Adjusted Annual Fee that would have otherwise been payable on January 30, 2012.

      (b) Breach. Either Party shall have the right (but not the obligation) to terminate this Agreement upon written notice to the other Party if the other Party materially breaches or defaults in the performance of any of the provisions of this Agreement; provided that such material breach or default has not been cured (if capable of being cured) within sixty (60) days after the giving of notice by the first Party specifying such breach or default. For purposes of this Section 9.2(b), the term "material breach" shall mean a breach or default in performance hereunder by a Party that substantially undermines the contractual rights, protections or benefits of the non-breaching Party under this Agreement.

      (c) Technical Event. Company may terminate this Agreement upon providing thirty(30) days prior written notice to Regeneron together with adequate written records to document its claim of the occurrence of a Technical Event. Such records shall be subject to review by an independent Third Party expert designated by Regeneron within ten (10) business days of receipt of the written notice of termination and approved by Company, such approval not to be unreasonably withheld or delayed. Such expert shall review such written records and promptly determine whether or not a Technical Event has occurred. The expert's decision shall be final and binding upon the Parties as to this issue. Following the provision of any such notice of termination all obligations to make payments due under this Agreement by the Company to Regeneron shall be suspended from the date of such notice until the date of the publication of the expert's determination. Any notice of termination shall be deemed effective from the date of the notice of termination in the event that the expert determines that a Technical Event has occurred. As used above, the term "Technical Event" shall mean, [********************]

[*******************************************************].
..

      (d) [*********************************************]

      9.3 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Regeneron are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States (hereinafter "IP"). The Parties agree that Company, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for IP. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Regeneron under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, Company shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such IP and all embodiments of such IP, which, if not already in Company's possession, shall be promptly delivered to it upon Company's written request therefor.

      9.4 Effects of Termination.

            (a) Termination or Expiration of License. Except as set forth below in this Section 9.4, upon expiration or termination of this Agreement, the licenses granted by Regeneron to Company under Section 2.1 shall terminate and revert to Regeneron as of the effective date of such expiration or termination. Subject to the terms of the last sentence of
      Section 9.4(c), upon termination of this Agreement for any reason, the license grant in Section 2.1(d) shall continue to apply solely with respect to any Antibodies, Antibody Materials and Subject Products generated pursuant to this Agreement and Company shall pay royalties during the Royalty Term in accordance with Article IV. Upon termination of this Agreement by Company in accordance with Section 9.2(b), 9.2(c), or 9.2(d), Company shall not be required to make any further payments to Regeneron under Section 4.1, except that neither Party shall be relieved of any obligations arising prior to such termination, including any payment obligations which arose and are due with respect to any period prior to such termination. Upon termination of this Agreement by Regeneron in accordance with Section 9.2(b), (i) in addition to any other amounts payable by Company to Regeneron under this Agreement, under law or pursuant to any contractual remedies available to Regeneron (but giving full allowance in due course for any sums paid hereunder), Company shall pay the amounts otherwise payable by Company under Section 9.2(a) as if Company had terminated this Agreement for convenience, and (ii) Regeneron may seek equitable remedies from a court of competent jurisdiction, including, if appropriate, destruction of Antibodies and Antibody Materials.

            (b) Discontinuation of Use; Return of Material. Upon expiration of the term of the Agreement or earlier termination of this Agreement, Company (and its Affiliates and, if applicable, Third Party service providers pursuant to Section 3.6) will discontinue use of Regeneron's Confidential Information as of the effective date of such expiration or termination, except to the extent that such use of such Confidential Information is reasonably necessary for the Company to exercise any rights granted pursuant to Section 2.1(d) that survive such expiry or termination and if requested by Regeneron will return Regeneron's Confidential Information to which Company does not retain any rights hereunder in accordance with Section 8.5.

            (c) Destruction of Mice and Mice Materials; Treatment of
      Antibodies and Antibody Materials. Except as set forth in paragraph (d) below, within ten (10) business days after the effective date of expiration or termination of this Agreement for any reason, Company shall destroy (or cause the destruction of) all Mice (including any Progeny) and Mice Materials held by Company, its Affiliates and, if applicable, Third Party service providers. Within seven (7) days of destruction, an officer of Company shall deliver to Regeneron a signed letter, in form and substance reasonably acceptable to

Regeneron and the Company, certifying that all Mice (including, without limitation, any Progeny) and, if applicable, Mice Materials have been destroyed. Except as set forth in the next sentence, upon expiration or termination of this Agreement for whatever reason, Company shall have the right to continue to use and Exploit all Antibodies and Antibody Materials generated using the Mice and Mice Materials prior to the date of termination, subject to Company's obligations to pay royalties to Regeneron during the Royalty Term pursuant to
Article IV. [**************************************]

            (d) Tail Period. No later than sixty (60) days prior to the expiration date of this Agreement or the termination of this Agreement by Company pursuant to Section 9.2 (such date being referred to herein as "the Expiration Date"), Company may provide a written notice to Regeneron, which shall be accompanied by a payment of [*********************] to permit Company to retain and use for a period of one calendar year from the Expiration Date (the "Tail Period") any Mice Materials generated by Company prior to the Expiration Date solely in order to allow Company to [********************] prior to the Expiration Date to optimize the development of Antibodies. At the end of such one year Tail Period, Company shall destroy and certify as destroyed all Mice Materials in accordance with the terms in paragraph (c) above.

      9.5 Survival. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Section 2.1 (d), the second sentence of Section 3.1, Section 3.5,
Article IV (to the extent applicable, including without limitation, Section 4.2 during the Royalty Term), Section 5.3, Article VI, Section 7.1, Article VIII, subject to Section 8.10, Article IX and Article X, together with any relevant defined terms, shall survive any termination or expiration of this Agreement.

                                    ARTICLE X
                                  MISCELLANEOUS

      10.1. Assignment; Successors and Assigns. (a) Company may not assign its rights or delegate its obligations under this Agreement in whole or in part without the prior written consent of Regeneron, except that Company shall have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, or (ii) on written notice to Regeneron, to assign all its rights and obligations under this Agreement to any successor in interest in connection with a merger, consolidation or sale of all or substantially all of the assets of Company; provided, that Company's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction. Company absolutely, unconditionally and irrevocably guarantees to Regeneron prompt performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. (b) Regeneron may not assign its rights or delegate its obligations under this Agreement in whole or in part without the prior written consent of Company, except that Regeneron shall have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, or
(ii) on written notice to Company, to assign all its rights and obligations under this Agreement (A) to any of its Affiliates that has the resources to meet Regeneron's obligations under this Agreement, or (B) to a successor in interest in connection with (1) a merger, consolidation or sale of substantially all or substantially all of the assets of Regneron, or (2) the sale or license of all or substantially all of the assets of Regeneron related to the Regeneron Technology; provided that Regeneron's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction. Regeneron absolutely, unconditionally and irrevocably guarantees to Company prompt performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. (c) Any purported assignment in violation of this Section 10.1 shall be void ab initio. Without limiting the foregoing, neither Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly. No assignment of this Agreement shall be made in bad faith to limit or restrict the contractual rights and benefits of the other Party under this Agreement.

      10.2. Notices.

      Notices to Company shall be addressed to:

      AstraZeneca UK Limited
      Alderley House
      Alderley Park
      Macclesfield
      Cheshire
      SK10 4TF

      Fax [******************]

      Attention: Assistant General Counsel

      Notices to Regeneron shall be addressed to:

      Regeneron Pharmaceuticals, Inc.
      777 Old Saw Mill River Road
      Tarrytown, New York 10591-6707
      USA
      Telefacsimile: [****************]
      Attention: Vice President, Strategic Alliances

      With a copy to: Vice President & General Counsel

      Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable international courier service, (c) sent by facsimile transmission with an original following the same day via a reputable international courier service or (d) personally delivered, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

      10.3. Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of New York notwithstanding any provisions governing conflict of laws under such New York law to the contrary and without giving effect to the United Nations Convention on Contracts for the International Sale of Goods.

      10.4. Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, with respect to actions or proceedings arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, subject to any rights of removal from state court in New York to federal court in New York, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; provided that either Party may bring an action in any court of competent jurisdiction to enforce a final judgment entered by such New York courts. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.4, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

      10.5. Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, pandemic, epidemic, embargoes, war, acts of war (whether war is declared or not), acts of terrorism insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Each Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

      10.6. Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Regeneron or Company to act as agent for the other.

      10.7. Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

      10.8. Entire Agreement. The Parties acknowledge that this Agreement (together with the confidentiality agreement dated May 23, 2006) sets forth the entire Agreement and understanding of the Parties as to the subject matter hereof and each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. This Agreement shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the Parties. All other previous or currently existing agreements and understandings or other arrangements of any kind with respect to the said subject matter shall be canceled and superseded completely by this Agreement as of the date hereof. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules and Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made part of this Agreement. In the event of any inconsistency between any such Schedules or Exhibits and this Agreement, the terms of this Agreement shall govern.

      10.9. No Implied Waivers; Rights Cumulative. No failure on the part of Regeneron or Company to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein. To be effective any waiver must be in writing. No right, power, remedy or privilege herein conferred upon or reserved to a Party is intended to be exclusive of any other right, power, remedy or privilege, and each and every right, power, remedy and privilege of a Party pursuant to this Agreement or now or hereafter existing at law or in equity shall to the extent permitted by law be cumulative, concurrent and in addition to every other right, power, remedy or privilege pursuant to this Agreement or now or hereafter existing at law or in equity.

      10.10. Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision of this Agreement invalid or illegal or unenforceable in any respect. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement, (b) all other provisions of this Agreement shall remain in full force and effect, and
(c) the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

      10.11. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.

      10.12. Construction. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word "or" has the inclusive meaning represented by the phrase "and/or". Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term "including" or "includes" as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

      10.13. No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons except as otherwise expressly provided in Section 10.1.

      10.14 Limitation of Damages EXCEPT AS PROVIDED BELOW IN THIS SECTION 10.14, IN NO EVENT SHALL REGENERON OR COMPANY BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARLDESS OF THE THEORY OF LIABILITY AND REGLARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION 10.14 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS AND OBLGIATIONS OF EITHER PARTY HEREUNDER WITH RESPECT TO THIRD-PARTY CLAIMS. MOREOVER, NOTHING IN THIS SECTION 10.14 IS INTENDED TO LIMIT OR RESTRICT ANY LIABILITY FOR FRAUD OR ANY LIABILITY ARISING FROM A BREACH OF SECTION 5.4.

      10.15 Further Assurance. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

                                            REGENERON PHARMACEUTICALS, INC.

                                            By: /s/ Murray A. Goldberg
                                                --------------------------------

                                            Name: Murray A. Goldberg

                                            Title: Senior Vice President,
                                            Finance & Administration and Chief
                                            Financial Officer

                                            ASTRAZENECA UK LIMITED

                                            By: /s/ Liam Mcllveen
                                                --------------------------------
                                            Name: William "Liam" Mcllveen

                                            Title: Authorised Signatory

                                    EXHIBIT A

                           REGENERON KNOW-HOW AND MICE

      [**********************************************]

                                    EXHIBIT B

                             REGENERON PATENT RIGHTS

Patent No.:       6,586,251
USSN:             09/732,234
Inventors:        Economides, Murphy, Valenzuela, Yancopoulos
Title:            Methods of Modifying Eukaryotic Cells
Filing Date:      7 Dec 2000

Patent No.:       6,596,541
USSN:             09/784,859
PCT:              2003/6275
Inventors:        Murphy, Yancopoulos
Title:            Methods of Modifying Eukaryotic Cells
Filing Date:      16 Feb 2001 (continuation-in-part of 09/732,234)

Patent No.:       US 7,105,348
USSN:             10/076,840
Inventors:        Murphy, Yancopoulos
Title:            Methods of Modifying Eukaryotic Cells
Filing Date:      15 Feb 2002

780D NZ           Patent No. 527629
                  Granted 7 July 2005

780D SG           Patent No. 100103
                  Granted 30 Nov 2005

780D SA           Patent No. 2003/3129
                  Granted 29 Sept 2005

[********************************]

                                    EXHIBIT C

                  LETTER AGREEMENT WITH APPROVED THIRD PARTIES

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York USA 10591

Ladies and Gentlemen:

              In connection with the [       ] agreement (the "Agreement") dated
[      ] between [       ] ("Service Provider"), a [       ], with principal
offices located at [     ] and [ASTRAZENECA AFFILIATE] ("AstraZeneca"), a [    ]
with principal offices located at [      ], Service Provider hereby enters into
the following agreement with Regeneron Pharmaceuticals, Inc. ("Regeneron"), a New York corporation, with principal offices located at 777 Old Saw Mill River Road, Tarrytown, New York USA 10591:

      1) Service Provider acknowledges that in connection with the Agreement it shall be receiving (i) confidential and proprietary genetically modified mice owned by Regeneron (referred to as "Regeneron Mice"), [(ii) [***********************] from Regeneron Mice (referred to as "Mice Materials")] and (iii) Regeneron's confidential information related to the breeding of Regeneron Mice and information from breeding Regeneron Mice (referred to as "Regeneron Information").

      2) [Service Provider agrees that it shall not use the Regeneron Mice for any purposes other than to breed the Mice solely by means of breeding Regeneron Mice with other Regeneron Mice solely in accordance with the breeding practices supplied by AstraZeneca.] [IF APPLICABLE]

      3) Service Provider agrees that Regeneron retains all right, title and interest in the Regeneron Mice and Mice Materials. Without limiting the foregoing, Service Provider hereby assigns to Regeneron any right, title and interest in the Regeneron Mice and Mice Materials. Service Provider agrees to execute any and all further instruments, forms of assignments and other documents, and to take such further actions as Regeneron may request, in order to transfer all of Service Provider's rights, if any, in the Regeneron Mice and Mice Materials to Regeneron without additional consideration.

      4) Service Provider agrees that it has no right to use the Regeneron Mice or Mice Materials to discover, develop or otherwise make improvements to the Regeneron Mice or Mice Materials (referred to as "Mice Inventions"). Accordingly, Service Provider shall promptly disclose to Regeneron, in writing, any Mice Inventions and shall, and hereby does, assign, all right, title, and interest it has in Mice Inventions without additional compensation.

      5) Service Provider agrees that it: (a) will use diligent efforts to ensure that the Regeneron Mice do not come into contact with any mice other than Regeneron Mice;

            and, in particular, will not intentionally or recklessly breed Regeneron Mice with any mice other than Regeneron Mice; (b) will not make any heritable genetic modifications to the Regeneron Mice; (c) will not derive embryonic or other stem cells from the Regeneron Mice or other Mice Material that could be used to make Regeneron Mice; (d) will not use Regeneron Mice or Mice Materials to manufacture or produce products for sale; and (e) will not use Mice Materials to create Regeneron Mice, mice or any transgenic organism.

      6) Service Provider agrees to keep Regeneron Information confidential and not disclose to any third party or use for any purpose other than the performance of the Agreement.

      7) Service Provider will not distribute or allow the transfer of Regeneron Mice to any third party other than AstraZeneca or its Affiliates and will destroy all Regeneron Mice and Mice Materials in its possession within five (5) business days after notice from AstraZeneca.

      8) This letter agreement shall be construed and the rights of the parties hereto shall be determined according to the laws of the State of New York notwithstanding any provisions governing conflict of laws under such New York law to the contrary and without giving effect to the United Nations Convention on Contracts for the International Sale of Goods.

      9) This letter agreement may be executed in counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.

      10) For the avoidance of doubt, it is understood that Regeneron shall not be responsible for AstraZeneca's performance of its obligations under the Agreement and Regeneron shall have no liability or responsibilities under the Agreement.

      IN WITNESS WHEREOF, the parties have caused a duly authorized representative to execute this letter agreement as of the date set forth below.

[                          ]                    REGENERON PHARMACEUTICALS, INC.

By:                                             By:
   ------------------------------                   ----------------------------

Name:                                           Name:
     ----------------------------                    ---------------------------

Title:                                          Title:
      ---------------------------                     --------------------------

Date:                                           Date:
     ----------------------------                     --------------------------

                                    EXHIBIT D

                                  PRESS RELEASE

                 ASTRAZENECA LICENSES REGENERON'S VELOCIMMUNE(R)
                   TECHNOLOGY FOR DISCOVERING HUMAN MONOCLONAL
                                   ANTIBODIES

          ASTRAZENECA IS FIRST LICENSEE OF NOVEL VELOCIMMUNE TECHNOLOGY

              LICENSE FEES TOTAL UP TO $120 MILLION OVER SIX YEARS

Tarrytown, NY and Wilmington, DE - (February 5, 2007) - Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) and AstraZeneca (LSE: AZN, NYSE: AZN) announced today that they have entered into a non-exclusive license agreement that will allow AstraZeneca to utilize Regeneron's VelocImmune(R) technology in their internal research programs to discover human monoclonal antibodies.

AstraZeneca will pay $20 million upfront and will make up to five additional annual payments of $20 million, subject to the ability to terminate the agreement after making the first three additional payments. Upon commercialization of any antibody products discovered utilizing VelocImmune, AstraZeneca will pay to Regeneron a mid-single-digit royalty on product sales.

"VelocImmune is the centerpiece of Regeneron's suite of technologies for the discovery and development of fully human antibodies," said George D. Yancopoulos, M.D., Ph.D., President of Regeneron Research Laboratories and Regeneron's Chief Scientific Officer. "We are pleased that AstraZeneca, a company with a clear strategic commitment to developing therapeutic antibodies, has selected the VelocImmune platform for its internal development program."

"AstraZeneca is committed to becoming a leader in the area of biologicals and VelocImmune is an important part of our strategy to succeed in this field," said Jan Lundberg, Ph.D., Executive VP Global Discovery Research.

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VELOCIMMUNE AND REGENERON'S DISCOVERY PLATFORMS

Regeneron's VelocImmune technology offers the potential to increase dramatically the speed and efficiency of discovering fully-human, therapeutic monoclonal antibodies. The VelocImmune platform generates fully human monoclonal antibodies (hMAbs) to address clinically relevant targets of therapeutic interest. The VelocImmune mouse, unlike other hMAb mice, mounts a robust immune response that is virtually indistinguishable from that of a wild type mouse, resulting in a reliable and efficient platform for discovering fully human monoclonal antibodies.

Regeneron has developed and validated a suite of inter-related technology platforms - VelociGene(R), VeliciMouse(R), and VelocImmune -- that the Company believes can accelerate its therapeutic drug discovery programs and improve its ability to discover new hMAb product candidates through VelocImmune. These discovery platforms are designed to identify specific genes of therapeutic interest for a particular disease or cell type and validate targets through high-throughput production of mammalian models. VelociGene uses a proprietary process to create genetic modifications in a mouse in a precise and high-throughput manner and was recently selected by the National Institutes of Health for use in its Knockout Mouse Project. VelociGene allows Regeneron to produce mouse embryonic stem (ES) cells rapidly for elucidating the function of the altered genes. VelociMouse allows Regeneron scientists to generate mammalian models directly from ES cells without the need for chimeras or breeding. VelocImmune provides antibodies that address the targets identified in the mammalian models that can be developed as potential therapeutics.

ABOUT ASTRAZENECA

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the world's leading pharmaceutical companies with healthcare sales of $23.95 billion and leading positions in sales of gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4 Good Index.

ABOUT REGENERON PHARMACEUTICALS, INC.

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Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron's filings with the United States Securities and Exchange Commission
(SEC), including its Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

                                       ###

REGENERON CONTACTS:
MEDIA:
Lauren Tortorete, Tel: 212 845 5609
ltortorete@biosector2.com

INVESTOR RELATIONS:
Charles Poole, Tel: 914 345 7640
charles.poole@regeneron.com

ASTRAZENECA CONTACTS:
MEDIA ENQUIRIES:

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                                  SCHEDULE 4.2

                           SAMPLE ROYALTY CALCULATION

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                                  SCHEDULE 5.2

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